Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2022 First-Quarter Financial Results

Year-over-year total contract value increased by 15% to $351.4 million

Cambridge, Mass., May 5, 2022 — Forrester Research, Inc. (Nasdaq: FORR) today announced strong results for the first quarter ended March 31, 2022, headlined by contract value growth of 15% with revenue growth of 10%. On a GAAP basis, earnings per share (EPS) was $0.22 and on an adjusted basis EPS was $0.45. The Company also reaffirmed its guidance for the full year.

Commenting on the results, Forrester’s Chairman and CEO George Colony stated, “We started 2022 off on a strong note and are encouraged by the momentum for our Forrester Decisions platform. Despite economic and macro headwinds, we delivered our third consecutive quarter of double-digit contract value growth, growing at 15% in the first quarter, and we also delivered our second consecutive quarter of double-digit growth in research revenue. This performance drove overall revenue growth of 10%, resulting in adjusted EPS that exceeded our guidance in the first quarter. We also drove strong cash flow as we continued to invest funds into our people, marketing and technologies. While the external challenges facing us and the broader economy remain, we are confident in our ability to deliver on our outlook for the balance of the year. I remain grateful to our employees for their hard work.”

First Quarter Consolidated Results

Total revenues for the first quarter of 2022 were $125.0 million, compared with $113.8 million for the comparable quarter in 2021.

On a GAAP basis, net income was $4.1 million, or $0.22 per diluted share, for the first quarter of 2022, compared with $4.0 million, or $0.21 per diluted share, for the same period in 2021.

On an adjusted basis, net income was $8.6 million, or $0.45 per diluted share, for the first quarter of 2022, reflecting an adjusted effective tax rate of 30%. Adjusted net income excludes stock-based compensation of $3.3 million, amortization of acquisition-related intangible assets of $3.4million and investment gains of $0.4 million. This compares with an adjusted net income of $8.6 million, or $0.45 per diluted share, for the same period in 2021, which reflects an adjusted tax rate of 31%.

Forrester is providing second-quarter and full-year 2022 financial guidance as follows:

Second-Quarter 2022 (GAAP):

•	Total revenues of approximately $144 million to $148 million.
•	Operating margin of approximately 9% to 11%.
•	Interest expense of approximately $0.5 million.
•	An effective tax rate of 30%.
•	Earnings per share of approximately $0.45 to $0.51.

Second-Quarter 2022 (Adjusted):

Adjusted financial guidance for the second quarter of 2022 excludes stock-based compensation expense of $3.5 million to $3.7 million, amortization of acquisition-related intangible assets of approximately $3.4 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 14.0% to $16.0%
•	Adjusted effective tax rate of approximately 30%
•	Adjusted diluted earnings per share of approximately $0.70 to $0.76

Full-Year 2022 (GAAP):

•	Total revenues of approximately $550 million to $560 million.
•	Operating margin of approximately 6.5% to 7.5%.
•	Interest expense of approximately $2.5 million.
•	An effective tax rate of 30%.
•	Earnings per share of approximately $1.25 to $1.35.

Full-Year 2022 (Adjusted):

Adjusted financial guidance for full-year 2022 excludes stock-based compensation expense of $14.0 million to $14.5 million, amortization of acquisition-related intangible assets of approximately $13.2 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 11.5% to 12.5%
•	Adjusted effective tax rate of approximately 30%
•	Adjusted diluted earnings per share of approximately $2.25 to $2.35

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, marketing, customer experience, product, and sales functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 675,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; over 52 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the second quarter of and full-year 2022 and statements about the launch and performance of Forrester Decisions and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; technology spending; the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to respond to business and economic conditions and market trends; the risks and challenges inherent in international business activities, including the exit of the United Kingdom from the European Union; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; any weakness in Forrester’s system of internal controls; and the amount and timing of the repurchase of Forrester stock. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Tyson Seely

Vice President – Investor Relations

Forrester Research, Inc.

+1 617-613-6805

tseely@forrester.com

Shweta Agarwal

Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2022, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Exhibit A

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Research	$85,780	$74,968
Consulting	38,431	38,550
Events	760	263

Total revenues	124,971	113,781

Operating expenses:
Cost of services and fulfillment	53,251	47,477
Selling and marketing	44,044	39,279
General and administrative	15,524	13,178
Depreciation	2,319	2,290
Amortization of intangible assets	3,362	3,903
Integration costs	—	118

Total operating expenses	118,500	106,245

Income from operations	6,471	7,536
Interest expense	(613)	(1,129)
Other expense, net	(257)	(470)
Gains on investments	426	—

Income before income taxes	6,027	5,937
Income tax expense	1,879	1,981

Net income	$4,148	$3,956

Basic income per common share	$0.22	$0.21

Diluted income per common share	$0.22	$0.21

Basic weighted average shares outstanding	18,988	19,061

Diluted weighted average shares outstanding	19,264	19,288

Adjusted data (1):
Income from operations - GAAP	$6,471	$7,536
Amortization of intangible assets	3,362	3,903
Integration costs	—	118
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,926	1,435
Selling and marketing	633	449
General and administrative	735	608

Adjusted income from operations	$13,127	$14,049

	Three Months Ended
	March 31,
	2022		2021
	Amount	Per Share	Amount	Per Share
Net income - GAAP	$4,148	$0.22	$3,956	$0.21
Amortization of intangible assets	3,362	0.17	3,903	0.20
Integration costs	—	—	118	0.01
Stock-based compensation	3,294	0.17	2,492	0.13
Gains on investments	(426)	(0.02)	—	—
Tax effects of items above (2)	(1,572)	(0.08)	(1,647)	(0.09)
Adjustment to tax expense for adjusted tax rate (3)	(226)	(0.01)	(231)	(0.01)

Adjusted net income	$8,580	0.45	$8,591	$0.45

Diluted weighted average shares outstanding	19,264		19,288

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, integration costs, and net gains from investments, as well as their related tax effects. We also utilized an assumed tax rate of 30% in 2022 and 31% in 2021, which excludes items such as any release of reserves for uncertain tax positions established in prior years, the settlement of prior year tax audits, and the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 30% in 2022 and 31% in 2021.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	March 31,	December 31,
	2022	2021
Balance sheet data:
Cash, cash equivalents and marketable investments	$131,612	$134,278
Accounts receivable, net	$70,260	$86,965
Deferred revenue	$248,084	$213,696
Debt outstanding	$60,000	$75,000

	March 31,
	2022	2021
Cash flow data:
Net cash provided by operating activities	$22,666	$40,551
Purchases of property and equipment	$(1,262)	$(1,468)
Repayments of debt	$(15,000)	$(3,125)
Repurchases of common stock	$(9,459)	$—

	As of
	March 31,
	2022	2021
Metrics:
Contract value	$351,400	$305,600 (a)
Client retention	77%	75%
Wallet retention	103%	89%
Number of clients	2,945	2,907

	As of
	March 31,
	2022	2021
Headcount:
Total headcount	1,870	1,749
Sales force	670	662

(a)	March 31, 2021 contract value has been recast based on 2022 foreign currency rates.